Exhibit 5.1

                       BRENMAN BROMBERG & TENENBAUM, P.C.
                        1775 Sherman Street, Suite 1001
                             Denver, CO 80203-4314
                              Phone (303) 894-0234
                               Fax (303) 839-1633


                                 April 30, 1998

The Board of Directors
Entropin, Inc.
45926 Oasis Street
Indio, CA 92201

Re:      Form SB-2 Registration Statement
         Opinion of Counsel

Dear Sirs:

         As securities counsel for Entropin, Inc. (the "Company") a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation, as restated and amended, and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

         We have also, as such counsel, examined the Registration Statement on Form SB-2, File No. 333-_______ (the "Registration Statement") to be filed with the Commission on or about May 4, 1998 covering the resale of up to 5,934,547 shares of Common Stock of the Company by the Selling Shareholders, and the Company's issuance of up to 180,001 shares of Common Stock upon exercise of options, all as more particularly described in the Registration Statement.

         Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that:

         (1) The outstanding shares of Common Stock to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable.

         (2) The shares of Common Stock to be issued to holders of the options held by the Selling Shareholders, and the shares of Common Stock underlying the options, upon exercise and payment of the exercise price stated therein, will have been duly authorized, validly issued, fully paid and non-assessable.

     This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Colorado and the federal law of the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and

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The Board of Directors
Entropin, Inc.
April 30, 1998
Page  2

disclaim any, obligation to advise you of any change in any matters set forth herein. This opinion is furnished to you solely in connection with the transactions referred to herein, and may not be relied on by any other person, firm or entity without our prior written consent.

         We acknowledge that we are referred to under the caption "Legal Matters" included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very truly yours,

                                         /S/ Brenman Bromberg & Tenenbaum, P.C.